Exhibit 99.1

Contact:	Chris Papa
Post Properties, Inc.
(404) 846-5028

Post Apartment Homes, L.P. Announces Closing of $250 million 3.375% Notes due 2022

ATLANTA, November 7, 2012 – Post Apartment Homes, L.P., the operating subsidiary of Post Properties, Inc. (NYSE: PPS), announced today that it has closed on its previously announced public offering of $250 million aggregate principal amount of senior unsecured notes due 2022. Post Apartment Homes, L.P. intends to use the net proceeds from this offering to redeem the remaining approximately $130.1 million in principal outstanding of its 6.30% senior unsecured notes, which mature on June 1, 2013 (“2013 Notes”), and pay premiums and related fees and expenses of approximately $4.1 million in connection therewith and for general corporate purposes, which may include future property acquisitions. The 2013 Notes are expected to be redeemed on December 3, 2012.

Said Christopher Papa, EVP and CFO of Post Properties, “We were pleased that we were able to capitalize on the recent upgrade of our credit ratings and take advantage of a very favorable bond market to issue attractively priced long-term unsecured debt capital. This offering allows us to repay higher coupon debt and fund remaining debt maturities through 2014, while at the same time maintaining sound credit metrics. As a result of this offering, the Company is maintaining its full year 2012 earnings guidance, other than with respect to the impact of a charge for the early extinguishment of debt of approximately $0.08 per diluted share in connection with the offering.”

Wells Fargo Securities, J.P. Morgan and SunTrust Robinson Humphrey acted as joint book-running managers with PNC Capital Markets LLC, Mitsubishi UFJ Securities, BB&T Capital Markets, Capital One Southcoast, TD Securities, US Bancorp and The Williams Capital Group, L.P. acting as co-managers.

This press release does not constitute a notice of redemption under the indenture governing the 2013 Notes nor an offer to tender for, or purchase, any 2013 Notes or any other security. This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Forward-Looking Statements

Certain statements made in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and the Company’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Examples of such statements in this press release include, expectations regarding the use of proceeds from the offering, the anticipated redemption of the 2013 Notes and expectations regarding full year 2012 earnings and the impact of the charge for the early extinguishment of debt. All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected. Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. There are a number of important factors that could cause the Company’s actual results and its expectations to differ materially from those described in the Company’s forward-looking statements, including those included under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, and as may be discussed in subsequent filings with the Securities and Exchange Commission. The risk factors discussed in the Form 10-K under the caption “Risk Factors” are specifically incorporated by reference into this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

About Post Properties

Post Properties, Inc., founded more than 40 years ago, is a leading developer and operator of upscale multifamily communities. The Company’s mission is delivering superior satisfaction and value to its residents, associates, and investors, with a vision of being the first choice in quality multifamily living. Operating as a real estate investment trust (“REIT”), the Company focuses on developing and managing Post® branded resort-style garden and high density urban apartments. Post Properties is headquartered in Atlanta, Georgia, and has operations in ten markets across the country.

Post Properties has interests in 22,218 apartment units in 60 communities, including 1,471 apartment units in four communities held in unconsolidated entities and 2,046 apartment units in seven communities currently under development or in lease-up. The Company is also selling luxury for-sale condominium homes in two communities through a taxable REIT subsidiary.

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